[ROYCE & ASSOCIATES, INC. LETTERHEAD]





                                   April 26, 1999



Royce Capital Fund
1414 Avenue of the Americas
New York, NY 10019

Re:  Fee Waiver and Expense Reimbursement - Royce Capital Fund

Gentlemen:

     Reference is made to the Investment Advisory Agreement dated December 1, 1996 (the "Agreement") by and between Royce Capital Fund (the "Fund") on behalf of Royce Premier Portfolio, Royce Total Return Portfolio and Royce Micro-Cap Portfolio (each a "Series") and Royce & Associates, Inc. (the "Adviser").

      Notwithstanding the provisions of Section 4 (Compensation of the Adviser) of the Agreement, the Adviser hereby waives compensation for services provided by it under the Agreement for the calendar year ending December 31, 1999 in an amount, if any, necessary so that each Series' "Annual Operating Expenses" are not more than 1.35% of such Series' average net assets for such calendar year. If, after giving effect to the provisions of the preceding sentence, the Adviser is not entitled to receive any compensation for such calendar year, then the Adviser will reimburse the Series to the extent necessary to cause the Series' Annual Operating Expenses to be not more than 1.35% of average net assets for such calendar year. This Waiver and Expense Reimbursement will also be effective for the calendar year or years ending after December 31, 1999, unless the Adviser notifies the Fund in writing at least 10 days prior to the end of the then current calendar year that this Waiver and Expense Reimbursement will cease to be effective as to one or more or all of the Series for the next and any and all subsequent calendar years.

      In the event that the Adviser delivers such a notice to the Fund, then the Adviser hereby nevertheless waives compensation for services provided by it under the Agreement to the Series involved for each subsequent calendar year through the year ending December 31, 2008 (but not for any calendar year thereafter) in an amount, if any, necessary so that the Series' Annual Operating Expenses are not more than 1.99% of such Series' average net assets for such calendar year. If, after giving effect to the provisions of the preceding sentence, the Adviser is not entitled to receive any compensation for such calendar year, then the Adviser will reimburse the Series to the extent necessary to cause the Series' Annual Operating Expenses to be not more than 1.99% of average net assets for such calendar year.

     The Adviser's obligations to reimburse each Series hereunder will not apply for any period when the Adviser is not rendering services to such Series under the Agreement.

     Each Series' "Annual Operating Expenses" means and will consist only of the following operating expenses of the Series that are, under generally accepted accounting principles, accruable and deductible from the Series' assets for the calendar year involved: (i) investment advisory fees, if any;
(ii) Rule 12b-1 distribution fees, if any; and (iii) custodian fees, shareholder servicing fees, administrative and office facilities expenses, professional fees, trustees' fees and any other operating expenses of the Series that are recorded or includable in the Series' statement of operations in accordance with generally accepted accounting principles. Notwithstanding the provisions of the immediately preceding sentence, the Series' "Annual Operating Expenses" do not include interest and dividends on securities sold short, amortization of organization expenses, taxes, brokerage commissions,

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litigation and indemnification expenses or any costs or expenses  of  or  for the Series that are "extraordinary" as determined under generally accepted accounting principles (see Accounting Principles Board Opinion No. 30).

                              Very truly yours,

                              ROYCE & ASSOCIATES, INC.

                              By: /s/ Charles M. Royce
                                      Charles M. Royce,
                                      President
ACCEPTED:
ROYCE CAPITAL FUND

By:  /s/ Charles M. Royce
         Charles M. Royce,
         President